Exhibit 5.1

McCarthy Tétrault LLP Suite 2400, 745 Thurlow Street Vancouver BC V6E 0C5 Canada Tel: 604-643-7100 Fax: 604-643-7900

April 4, 2023

Ritchie Bros. Auctioneers Incorporated

9500 Glenlyon Parkway

Burnaby, British Columbia, Canada
V5J 0C6

Dear Sirs/Mesdames:

Re:	Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 of Ritchie Bros. Auctioneers Incorporated

We have acted as Canadian counsel to Ritchie Bros. Auctioneers Incorporated (the “Company”), a company governed by the Canada Business Corporations Act, in connection with the Post-Effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 (File No. 333-268787), (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration of common shares of the Company (the “Shares”) in connection with the mergers (the “Mergers”) completed in accordance with the Agreement and Plan of Merger and Reorganization dated as of November 7, 2022, as amended on January 22, 2023 (the “Merger Agreement”), among the Company, Ritchie Bros. Holdings Inc. (“US Holdings”), a Washington corporation and a direct and indirect wholly owned subsidiary of the Company, Impala Merger Sub I, LLC (“Merger Sub 1”), a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings, Impala Merger Sub II, LLC (“Merger Sub 2”), a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings, and IAA, Inc. (“IAA”), a Delaware corporation. Pursuant to the Merger Agreement, on March 20, 2023 (i) Merger Sub 1 merged with and into IAA (the “First Merger”), with IAA surviving as an indirect wholly owned subsidiary of the Company and a direct wholly owned subsidiary of US Holdings (the “Surviving Corporation”) and (ii) immediately following the consummation of the First Merger, the Surviving Corporation merged with and into Merger Sub 2, with Merger Sub 2 surviving as a direct wholly owned subsidiary of US Holdings.

At the effective time of the First Merger, pursuant to the terms and conditions of the Merger Agreement the Company assumed all of the equity awards of IAA (“IAA Equity Awards”) granted and outstanding under IAA’s 2019 Omnibus Stock and Incentive Plan (the “IAA Equity Plan”), other than the IAA restricted stock awards and IAA phantom stock awards granted to non-employee directors of IAA. The number of Shares that may be issued pursuant to the exercise of the assumed IAA Equity Awards was determined based on an equity award exchange ratio, the formula for which was the sum of (a) the quotient (rounded to six (6) decimal places) obtained by dividing (i) US$12.80 by (ii) the volume weighted average price (the “VWAP”) of Shares listed on the New York Stock Exchange, as reported by Bloomberg L.P., for the five (5) consecutive trading days immediately prior to, but not including, the closing date of the Mergers and (b) 0.5252. The VWAP as of March 17, 2023 was US$53.795200. An aggregate of 554,626 Shares (the “IAA Equity Plan Shares”) have been reserved for issuance and are issuable by the Company pursuant to the vesting or exercise, as applicable, of the assumed IAA Equity Awards.

This opinion is being delivered in connection with the Registration Statement, in which this opinion appears as an exhibit.

Scope of Review

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto). We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise identified to our satisfaction. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Opinion

Based and relying upon and subject to the foregoing, we are of the opinion that, upon the vesting or exercise, as applicable, of the assumed IAA Equity Awards in accordance with the terms of the IAA Equity Plan and the applicable award agreements, the IAA Equity Plan Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours very truly,

/s/ McCarthy Tétrault LLP

McCarthy Tétrault LLP